Exhibit 10.7

STOCK RESTRICTION AND REPURCHASE AGREEMENT -

2001 NON-QUALIFIED STOCK OPTION PLAN (AS AMENDED)

ARTICLE I

DEFINITIONS; SHARES SUBJECT TO AGREEMENT

Section 1.1 Definitions. As used in this Agreement, the following words and phrases shall have the meanings set forth below, unless the context clearly indicates that a different meaning is intended:

(a) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(b) “Legal Representative” shall mean, with reference to any Person, a personal representative, executor, administrator or conservator of the Person’s estate, or a legal guardian or attorney-in-fact of the Person, or a successor trustee of such Person under his or her revocable living trust, or anyone else legally acting as the representative or successor in interest of the Person, as the context of any provision may require.

(c) “Non-qualified Stock Option Agreement” means a Non-qualified Stock Option Agreement entered into between the Company and Participant pursuant to the terms of the Plan.

(d) “Person” shall mean any natural individual or legal entity, or any association of natural individuals or legal entities.

(e) “Plan” shall mean the Altair Engineering Inc. 2001 Non-qualified Stock Option Plan.

(f) “Share” or “Shares” shall mean any and all shares of the common capital stock of the Company which are issued to a Participant pursuant to the Plan and a Non-qualified Stock Option Agreement(s) dated on or before December 31, 2001.

(g) “Transfer” shall mean any assignment, transfer, sale, exchange, conveyance, disposition, pledge, hypothecation, attachment, gift, testamentary bequest or other disposition or encumbrance of any nature or description whatsoever, whether occurring voluntarily or involuntarily, directly or indirectly, or by operation or process of law.

(h) “Triggering Event” shall mean an event in which, or circumstances under which, (1) Participant (or his Legal Representative) first becomes obligated to sell or offer for sale his Shares in the Company pursuant to this Agreement or (2) the Company first becomes obligated to purchase or first has the option to purchase the Shares of the Participant in the Company pursuant to this Agreement.

(i) “Year of Service” shall mean a calendar year in which a Participant was employed by the Company for at least one thousand (1,000) hours of service during such year.

Section 1.2 Non-Registration. Regardless of whether the Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”) or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge, or other transfer of such Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable to achieve compliance with the provisions of the Securities Act, the securities laws of any state, or any other law.

Section 1.3 Restrictive Legends.

(a) The certificates representing the Shares subject to the terms of this Agreement shall bear substantially the following legend:

THE TRANSFER, ASSIGNMENT, SALE, ENCUMBRANCE, PLEDGE OR OTHER DISPOSITION OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE IS RESTRICTED UNDER THE TERMS OF A STOCK RESTRICTION AND REPURCHASE

Altair Engineering Inc. – NSO Plan Stock Restriction & Repurchase Agreement	Grants to Phantom Holders

AGREEMENT DATED AS OF             , 20            , BETWEEN THE COMPANY AND THE PARTICIPANT, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY. BY ACCEPTING THIS CERTIFICATE, ANY TRANSFEREE AGREES TO BE BOUND BY THE TERMS OF SUCH AGREEMENT.

(b) Stock certificates evidencing Shares acquired pursuant to an unregistered transaction to which the Securities Act applies shall bear a restrictive legend substantially in the following form and such other restrictive legends as are required or deemed advisable under the Plan or the provisions of any applicable law:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES LAWS OF ANY STATE OR COUNTRY. THEY MAY NOT BE TRANSFERRED, SOLD OR OFFERED FOR SALE UNLESS A REGISTRATION STATEMENT UNDER SUCH SECURITIES LAWS IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL FOR THE COMPANY EITHER SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH SUCH SECURITIES LAWS OR THE REGISTRATION PROVISIONS THEREOF DO NOT APPLY TO SUCH PROPOSED TRANSFER.

Section 1.4 Endorsement. Participant agrees to tender all stock certificates pertaining to Shares subject to this Agreement held by him to the secretary of the Company for endorsement in the manner set forth in Section 1.3 of this Article.

ARTICLE II

VESTING; TRANSFER AND PURCHASE OF SHARES

Section 2.1 Vesting of Shares. Participants shall be 100% vested in all Shares at all times hereunder.

Section 2.2 Lifetime Transfers. While this Agreement is in force, Participant shall not Transfer all or any portion of his Shares, except under the terms of this Agreement. In the event that there is any proposed, attempted or actual Transfer of any or all of Participant’s Shares, then prior to accomplishment of such Transfer, the Company shall have the right to purchase such Shares in accordance with the terms of this Section.

(a) Participant shall furnish the Company with written notice of the proposed Transfer, which notice shall identify the proposed transferee and fully describe the purchase price and other terms of the offer of sale from such proposed transferee.

(1) The Company shall have the right and option, exercisable by written notice furnished to Participant within sixty (60) days from the date as of which the Company has been furnished with written notice of the proposed Transfer, to acquire all but not less than all of Participant’s Shares upon the terms set forth in Article III hereof at the purchase price determined pursuant to Article IV hereof.

(2) If the Company timely exercises its right of first refusal to purchase all of Participant’s Shares as provided above, the purchase and sale of Participant’s Shares shall be completed at a closing to be held within one hundred twenty (120) days from the date as of which the Company has been furnished with the written notice of the proposed Transfer.

(3) If the Company does not exercise its right of first refusal to purchase all of Participant’s Shares as provided above, then Participant may complete the Transfer for the purchase price and upon such other terms as are set forth in the Participant’s notice of the proposed Transfer; subject however to rights of first refusal on the part of the Company to purchase no less than all of the Participant’s Shares.

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(A) The purchase price and terms of any such sale to the Company shall be at the same price and upon the same terms (including timing of a closing) as the Participant deems acceptable in the offer of sale from the third person.

(B) The right of first refusal on the part of the Company shall be exercisable for a period of sixty (60) days from the date as of which the Company has been furnished with written notice of the proposed Transfer.

(C) If a sale of Participant’s Shares is not completed within forty five (45) days after the expiration of the Company’s option to purchase and rights of first refusal provided for herein, then the Transfer may not be consummated without Participant again complying with the terms of this Section 2.2(a) and the provisions and restrictions of this Agreement shall continue to apply to such Shares.

(D) If a sale of Participant’s Shares to the third person is completed, then the provisions and restrictions of this Agreement shall continue to apply to such Shares in the hands of the third person.

(E) If any Transfer subject to this Agreement involves a transaction other than a bona fide sale for a readily ascertainable sale price under fixed terms and conditions, then the rights of first refusal provided herein shall be administered and effectuated through the use of a price, terms and conditions which are fair and just under the circumstances, as reasonably determined by the Company.

(b) The rights and options provided in Subsection (a) above shall not apply with respect to any Transfer to a revocable living trust, to the extent provided in Article V hereof.

(c) The rights and options provided in Subsection (a) above shall terminate and be of no further force or effect upon the earlier to occur of (i) the date on which the Company consummates the sale of all or substantially all of the assets of the Company and/or the Shareholders consummate the sale of all or substantially all of the common capital stock of the Company, or (ii) the date on which the common capital stock of the Company is first traded on any United States securities exchange or on any formal over-the-counter quotation system in general use in the United States.

Section 2.3 [REDACTED]

Section 2.4 Termination of Employment by Company for Cause. In the event that the employment relationship of Participant with the Company is terminated by the Company for “Cause”:

(a) The Company shall purchase from the Participant and the Participant (or his Legal Representative) shall sell and transfer to the Company all Shares owned by Participant upon the terms set forth in Article III hereof at the purchase price determined pursuant to Article IV hereof.

(b) The purchase and sale of Participant’s Shares shall be completed at a closing to be held within ninety (90) days from the effective date of Participant’s termination of employment with the Company.

(c) For purposes of this Article II, Cause shall be defined as the occurrence of any one or more of the following acts or events: (1) fraud, misappropriation, embezzlement, or other act of material dishonesty against the Company; (2) any act or acts by Participant with respect to Company which constitute a breach of Participant’s fiduciary duties or duties of honesty, good faith and loyalty (including derogatory statements regarding the Company, but excluding statements made in connection with any legal action filed against the Company); (3) any act by Participant which is intentionally damaging to the Company; (4) commission by Participant of a felony or misdemeanor involving moral turpitude; (5) a material breach by Participant of any provision of this Agreement within his control or failure of Participant to properly and diligently perform his duties as an employee, officer and/or director of the Company, which violation is not remedied within three (3) days after notice from Company specifying such violation; (6) alcohol or drug abuse affecting in any material respect the performance by the Participant of his duties and responsibilities as an employee, officer and/or director of the Company; (7) commission of any other

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act or acts which substantially impairs the reputation and standing of Company with its customers or the community at large; and (8) any act or circumstance constituting “cause” for termination under applicable statutory or common law.

Section 2.5 [REDACTED]

Section 2.6 Voluntary Termination of Employment by Participant. In the event that the employment relationship of Participant with the Company is voluntarily terminated by the Participant for any reason other than death, Disability or attainment of Retirement Age:

(a) The Company shall purchase from the Participant and the Participant (or his Legal Representative) shall sell and transfer to the Company all Shares owned by Participant upon the terms set forth in Article III hereof at the purchase price determined pursuant to Article IV hereof.

(b) The purchase and sale of the Participant’s Shares shall be completed at a closing to be held on or before July 1 of the year immediately subsequent to the year in which the applicable Triggering Event occurred.

(c) The rights and obligations provided in this Section 2.6 shall terminate and be of no further force or effect upon the earlier to occur of (i) the date on which the Company consummates the sale of all or substantially all of the assets of the Company and/or the Shareholders consummate the sale of all or substantially all of the common capital stock of the Company, or (ii) the date on which the common capital stock of the Company is first traded on any United States securities exchange or on any formal over-the-counter quotation system in general use in the United States.

Section 2.7 Violation of Restrictive Covenants. In the event of any violation by Participant of the covenants and restrictions contained in Article VI hereof, in addition to, and not in lieu of, any and all other legal and equitable rights and remedies available to the Company:

(a) The Company shall purchase from the Participant and the Participant (or his Legal Representative) shall sell and transfer to the Company all Shares owned by Participant upon the terms set forth in Article III hereof at the purchase price determined pursuant to Article IV hereof.

(b) The purchase and sale of Participant’s Shares shall be completed at a closing to be held within ninety (90) days from and after the date upon which the Company provides written notice to Participant of the violation by Participant of the covenants and restrictions contained in Article VI hereof.

Section 2.8 Employment Relationship with the Company. Notwithstanding the provisions of this Agreement, Participant understands that his employment relationship with the Company is controlled by such manuals, procedures or directives as are promulgated from time to time by the Company. Nothing in this Agreement shall be interpreted to change the terms of Participant’s employment with the Company to anything other than an “at-will” employment relationship and Participant hereby acknowledges and reaffirms that his employment with the Company may be terminated by the Company at the will of the Company, with or without cause.

Section 2.9 Discretionary Redemption. Participant may request that the Company redeem all, or any portion, of the Participant’s Shares under the Plan under the terms set forth herein. Any request by a Participant to the Company shall occur no earlier than 6 months and 1 day following the date that Participant acquired the Shares as a result of exercise of the Option (the “Minimum Holding Date”). After the Minimum Holding Date, a Participant may furnish the Company with a written notice requesting that the Company redeem Shares under this Section 2.9. The Company shall have the right, in its sole discretion, to accept Participant’s offer within 90 days after the date the Company receives the written notice. The purchase price per Share by the Company shall be equal to the Fair Market Value on the date the Company commits to redeem the Shares. If the redemption offer is accepted by the Company, then the redemption of the Participant’s Shares shall be completed at a closing to be held within 90 days after written notice of the redemption is delivered by the Company to Participant. If the redemption offer is rejected by the Company, then the Participant retains the Shares subject to the terms and conditions of the Plan, the Non-qualified Stock Option Agreement and this Agreement. Notwithstanding Article III, the redemption shall be paid in a lump-sum cash payment. The rights and obligations provided under this

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Section 2.9 shall terminate and be of no further force or effect upon the earlier to occur of (i) the date on which the Company consummates the sale of all or substantially all of the common capital stock of the Company, or (ii) the date on which the common capital stock of the Company is first traded on any United States securities exchange or on any formal over-the-counter quotation system in general use in the United States.”

ARTICLE III

PAYMENT TERMS

Section 3.1 Terms of Payment. The purchase price to be paid by the Company to Participant for all Shares purchased by the Company pursuant to the terms of this Agreement shall be paid in immediately available United States funds in five (5) equal monthly installments, without interest, commencing on the date of the closing of the sale of the Shares hereunder; provided, however, that there shall be credited against such purchase price (and against the initial installment(s)) the amount of any indebtedness then due and payable to the Company by Participant.

ARTICLE IV

PURCHASE PRICE

Section 4.1 Determination of Purchase Price - Termination for Cause/Violation of Restrictive Covenants. In the event that the Triggering Event under which the purchase price of Participant’s Shares is to be determined under this Article is the termination of the Participant’s employment by the Company for “Cause” and/or a violation by Participant of the covenants and restrictions contained in Article VI hereof, such purchase price shall be equal to the sum of (i) the amount paid by the Participant to the Company to acquire his or her rights under the Phantom Stock Plan and (ii) the amount paid by the Participant to the Company to acquire his or her Shares under the applicable Non-qualified Stock Option Agreement.

Section 4.2 Determination of Purchase Price. The purchase price of Participant’s Shares in each of the applicable circumstances shall be as follows:

(a) A Lifetime Transfer under Section 2.2 of this Agreement. The purchase price shall be the Fair Market Value on the date the Company exercises its right of first refusal under Section 2.2 of this Agreement. Notwithstanding Section 2.2, the Company may not exercise its right of first refusal until the Minimum Holding Date and, accordingly, the Company’s right of first refusal under Section 2.2 will continue through the Minimum Holding Date, subject to Section 2.2(c).

(b) A Voluntary Termination of Employment by Participant under Section 2.6 of this Agreement. The purchase price per share shall the Fair Market Value on the date of Participant’s termination of employment; provided, however, that if Participant’s termination of employment occurred prior to the Minimum Holding Date, then the purchase price per share shall be Fair Market Value on the Minimum Holding Date and the redemption shall occur effective as of the Minimum Holding Date.

Section 4.3 [REDACTED]

Section 4.4 Determination of Book Value of Participant’s Shares.

(a) For purposes of this Agreement, “Book Value of Participant’s Shares” shall mean the product of (i) the sum of (A) fifty seven cents ($0.57) plus (B) the Incremental Book Value of one share of the capital stock of the Company, multiplied by (ii) the number of Shares which are owned at that time by Participant (which valuation shall be binding upon and conclusive against the Persons (including the Company) subject to this Agreement).

(b) For purposes of this Agreement, the “Incremental Book Value of one share of the capital stock of the Company” shall mean the excess, if any, of (x) the fully-diluted net book value of one share of the issued and outstanding capital stock of the Company as of such applicable date over (y) the fully-diluted net book value of one share of the issued and outstanding capital stock of the Company as of December 31, 2005, as computed by the regular accountants for the Company (which determination shall be binding upon and conclusive against the Persons (including the Company) subject to this Agreement)

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determined using the accounting method that the Company uses for financial reporting purposes and in accordance with generally accepted accounting principles, consistently applied.

Section 4.5 Company’s Performance. In any situation in which the Company is or may be unable to fulfill any obligation to redeem or pay for any Shares due to the prohibitive provisions of any statute, or due to limitations contained in its articles of incorporation or bylaws, the Company shall use its best efforts to take such action as may be reasonably necessary to enable the Company, if possible, to fulfill such redemption or payment obligation. The actions to be taken shall include, but not be limited to, the reappraisal and revaluation of the total assets, properties and rights of the Company (including accounts receivable and goodwill, if applicable) at their then current fair market value.

ARTICLE V

GENERAL PROVISIONS

Section 5.1 Assignments to Revocable Living Trusts. Notwithstanding any term or provision of this Agreement to the contrary, the assignment of Shares, or any portion thereof, to a revocable living trust of which Participant is (during his lifetime) grantor, trustee or co-trustee and primary beneficiary, shall be subject to the following conditions:

(a) Participant must continue to remain liable for all of his obligations hereunder notwithstanding the assignment to such trust;

(b) All provisions of this Agreement which relate to Participant in his status as an individual shall apply to the Shares so assigned based upon the status of Participant, notwithstanding the assignment to such trust;

(c) The trust shall be completely bound by the terms and provisions of this Agreement, as a shareholder; and

(d) The occurrence of any Triggering Event with respect to such Shares shall be determined (1) by reference to Participant in his capacity as an individual (including but not limited to his death or disability), as well as (2) by reference to events affecting the trust alone (including but not limited to any Transfer of the Shares by such trust).

Section 5.2 Encumbrance. Participant shall not encumber his Shares in any way, and such Shares shall at all times be deemed security for all indebtedness due to the Company or the Company by Participant; such security interest arising as of the date such debt was incurred, and notice thereof is deemed given by the legend referred to in Article I of this Agreement. If no other provision has been made to adjust the applicable purchase price for Participant’s Shares upon the occurrence of a Triggering Event, there shall be credited against such purchase price the amount of any indebtedness then due and payable to the Company by Participant.

ARTICLE VI

RESTRICTIVE COVENANTS

Section 6.1 Covenant Not to Compete/Solicit. Participant will not directly or indirectly (whether as a principal, agent, independent contractor, employer, employee, investor, partner, shareholder, director or otherwise):

(a) During the Participant’s employment with the Company and for a period of two (2) years thereafter, solicit business or provide products and/or services which are the same as or competitive with that solicited or provided by the Company from any company, enterprise or person which was a customer of the Company at any time during Participant’s employment with the Company;

(b) During the Participant’s employment with the Company and for a period of two (2) years thereafter, engage in any business or participate, invest or have any interest in, by way of example but without limitation, any person, firm, corporation, sole proprietorship or business, that engages in any business or activity anywhere in the world, which business or activity is the same as, similar to, or competitive with any business or activity now, heretofore or hereafter engaged in by the Company; or

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(c) During the Participant’s employment with the Company and for a period of two (2) years thereafter, induce or attempt to persuade any employee, agent, supplier or customer of the Company to terminate any similar employment, agency, supplier or customer relationship with the Company in order to enter into any such relationship on behalf of any other company, enterprise or person.

Notwithstanding anything contained herein to the contrary, (A) Participant shall not be prohibited from owning any interest in or shares of mutual or similar funds which are nationally recognized and which own equity securities of any corporation, if such securities are publicly traded and listed on any national or regional stock exchange and (B) Participant shall not be prohibited from accepting a position of full-time employment with any such customer of the Company, provided that Participant shall not engage in any activities prohibited hereunder with respect to any other customer(s) of the Company.

Section 6.2 Covenant Regarding Confidential Information. Participant acknowledges and agrees that all records and other information not released to the general public, all trade secrets, unpublished data or other information and all trade secrets and confidential or proprietary information, in each case relating to the services, business and operations of the Company or its subsidiaries and affiliates, whether reduced to writing or not, are confidential and the sole property of the Company and its subsidiaries and affiliates (all of the same being herein collectively called the “Confidential Information”). The Participant will not, at any time during his employment with the Company or thereafter, directly or indirectly, use any of the Confidential Information, except in the regular course of employment with the Company hereunder, or disclose any of the Confidential Information to any other person or entity, except to the extent that the Board may so authorize in writing, and that, upon Participant’s Termination of Employment, he or she will surrender to the Company all Confidential Information then in his or her possession or under his or her control. Participant acknowledges and agrees that the Confidential Information and other aspects of the Company’s business have been established and maintained at great expense, and kept and protected as confidential and secret information and are of great value to the Company and provide it with a substantial competitive advantage in conducting said business. Participant further acknowledges and agrees that as a result of his or her knowledge of the Confidential Information, Company would suffer great loss and irreparable injury if Participant were to disclose the Confidential Information or use the Confidential Information to compete with the Company.

Section 6.3 Rights and Remedies upon Breach. Participant expressly agrees that in the event of any violation by Participant of the covenants and restrictions contained in this Article VI, Company and its successors or assigns shall have the following cumulative rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any and all other legal and equitable rights and remedies available to the Company:

(a) Require the Participant to account for and pay over to the Company, any amounts paid to Participant hereunder which are in excess of the aggregate purchase price paid by Participant to the Company for the Participant’s Shares pursuant to the applicable Non-qualified Stock Option Agreement(s);

(b) Withhold any and all payments due hereunder which are in excess of the aggregate purchase price paid by Participant to the Company for the Participant’s Shares pursuant to the applicable Non-qualified Stock Option Agreement(s); and

(c) Declare any and all rights of the Participant under any Option Agreement to be immediately terminated and of no further force or effect.

Section 6.4 Covenants & Restrictions Reasonable and Necessary. Participant agrees that the terms and conditions of the covenants and restrictions set forth herein are reasonable and necessary for the protection of the Company, Company’s business and the Confidential Information and to prevent damage or loss to Company as a result of actions taken by the Participant. Participant acknowledges and agrees that the Company would suffer great loss and irreparable injury if Participant violates the covenants contained in this Article VI. It is the intent and understanding of each party hereto that if, in any action before any court, agency or tribunal legally empowered to enforce the covenants

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contained in this Article VI, any term, restriction, covenant or promise contained therein is found to be invalid, illegal or unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it valid, legal or enforceable by such court, agency or tribunal. The provisions contained in this Article VI shall survive the termination of this Agreement and the Participant’s termination of employment with the Company for any reason.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Agreement Binding. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, administrators, executors, personal representatives, successor trustees, successors and assigns.

Section 7.2 Waiver of Breach. A waiver by any party of a breach of any provision of this Agreement by any other party shall not operate or be construed (a) as continuing, or (b) as a bar to, or a waiver or release of, any subsequent right, remedy, or recourse as to a subsequent event, or (c) as a waiver of any subsequent breach by that other party.

Section 7.3 Course of Conduct. No course of conduct between the parties hereto, nor any delay in exercising any rights or remedies hereunder or under any communication, report, notice or other document or instrument referred to herein, shall operate as a waiver of any of the rights or remedies of the parties hereto.

Section 7.4 Further Assurances. The parties hereto shall take such further steps and execute such further documents and instruments as may be necessary or appropriate to carry this Agreement into force and effect or to effectuate the intention hereof.

Section 7.5 Entire Agreement. This Agreement contains all the covenants, promises, agreements, conditions, representations and understandings between the parties hereto, and supersedes any prior agreements between the parties hereto, with respect to the subject matter hereof. There are no covenants, promises, agreements, conditions, representations or understandings, either oral or written, between the parties hereto, other than those set forth herein or provided for herein, with respect to the subject matter hereof. Participant hereby acknowledges that he is not relying on any statement, representation, or agreement of the Company as an inducement to enter into this Agreement, except as specifically provided herein and that neither the Company, nor anyone acting on behalf of the Company has made any representation, agreement, guaranty or warranty of any kind whatsoever, express or implied, written or oral, concerning or relating to the subject matter hereof, except as specifically set forth herein.

Section 7.6 Amendment. This Agreement shall not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Section 7.7 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Michigan, irrespective of where this Agreement is made or to be performed, and irrespective of any applicable principles of conflict of laws.

Section 7.8 Venue. The venue of any dispute, controversy, litigation or proceeding (formal or informal) arising out of or pertaining to this Agreement or the subject hereof shall lie exclusively in the County of Oakland, State of Michigan. Provided, however, that if any such dispute, controversy, litigation or proceeding requires or permits jurisdiction in a federal court or agency of the United States, then venue shall lie in no federal court or agency other than those located in (or nearest to) the County of Wayne, State of Michigan. No term or provision of this Section is intended to establish a priority as between state court or federal court, for instances in which a choice of such venue is available to the parties or litigants. The parties hereto knowingly and expressly waive any rights they may have in existing venue statutes, either state or federal, to the extent that such statutes would require a different venue than otherwise provided for herein.

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Section 7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes hereof, provided receipt of copies of such counterparts is confirmed.

Section 7.10 Gender and Number. As the context of any provision may require, nouns and pronouns of any gender and number shall be construed in any other gender and number.

Section 7.11 Notices, Statements, Etc. All notices, statements or other communications which are required or contemplated by this Agreement shall be in writing (unless otherwise expressly provided herein) and shall be either personally served at or mailed to the last known mailing address of the person entitled thereto. In addition, a copy of each such notice, statement or communication intended for a party shall be furnished to such single additional addressee for that party as may be specified herein or specified in a like notice. All such notices, statements and other communications (or copies thereof) shall be deemed furnished to the person entitled thereto (a) on the date of service, if personally served at the last known mailing address of such person, or (b) on the date on which mailed, if mailed to such person in accordance with the terms of this Section. For purposes hereof, an item shall be considered mailed if the sender can establish that it was sent by means including, but not limited to, the following: (i) by United States Postal Service, postage prepaid; (ii) by air courier service (Federal Express or the like); or (iii) by telefax or other means of electronic communication.

Section 7.12 Severability. Should any covenant, condition, term or provision of this Agreement be deemed to be illegal, or if the application thereof to any person or in any circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such covenant, condition, term or provision to persons or in circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby; and each covenant, condition, term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 7.13 Captions. Captions used herein are inserted for reference purposes only and shall not affect the interpretation or construction of this Agreement.

Section 7.14 Incorporation by Reference. All schedules, exhibits and other attachments which are affixed to and referred to in this Agreement are incorporated herein and made a part hereof by this reference.

Section 7.15 Survival. The parties acknowledge and agree that this Agreement contains substantial terms and provisions which are intended to govern the rights, duties and obligations of the parties following the closing on any purchase and sale of any Shares. Accordingly, this Agreement shall survive and shall not be deemed merged into, the execution or delivery of any documents, property, or payments pursuant to the terms hereof; and this Agreement shall remain in full force and effect following the closing on any such purchase and sale.

Section 7.16 Construction. Each party has participated fully in the negotiation and preparation of this Agreement with full benefit or availability of counsel. Accordingly, this Agreement shall not be more strictly construed against either party.

Section 7.17 Independent Legal Representation. Participant acknowledges that the parties’ interests hereunder are divergent and conflicting in many material respects. Accordingly, Participant acknowledges being advised to retain independent legal counsel before executing this Agreement.

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Section 7.18 Equitable Relief. The parties acknowledge that the stock in the Company which is the subject of this Agreement is unique and that the failure of any party to perform or fulfill such party’s obligations hereunder may result in irreparable harm to the other parties. Accordingly, the parties agree that specific performance of the terms hereof and/or other equitable relief may be obtained through a court of competent jurisdiction.

ALTAIR ENGINEERING INC. A Michigan Corporation

Dated:	By:
James R. Scapa
Its: Chief Executive Officer

Participant hereby acknowledges receipt of a copy of this Agreement, accepts his or her designation as a Participant under and subject to all the terms and conditions set forth herein, and agrees to all such terms and conditions.

Dated:
PARTICIPANT

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